SECOND EXECUTIVE AMENDMENT

This amendment (“Amendment”), effective the 2nd day of April, 2007 (the “Effective Date”), by and between Tyson Foods, Inc., a Delaware corporation (“Company”), and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Employer”), and Greg Lee (hereinafter referred to as “Executive”), to the amended and restated employment agreement dated July 29, 2003, as previously amended on December 10, 2004 (“Agreement”) between Employer and Executive.

WITNESSETH:

WHEREAS, Employer and Executive have been discussing Executive’s retirement from full time employment with the Company, and over the past year the parties have worked at identifying and placing senior officers to fulfill Executive’s duties upon his retirement from full time employment as part of the Company’s succession planning process;

WHEREAS, the parties believe the senior officers identified in the succession planning process are currently ready to fulfill the current duties of the Executive, and

WHEREAS, with the succession planning process completed, the Company and the Executive have each expressed a desire to accelerate the Term of the Agreement and to commence Executive’s service under the Senior Executive Employment Agreement;

NOW, THEREFORE, Employer and Executive, in consideration of the above and the terms and conditions contained herein, hereby mutually agree as follows:

1.	Section 2 of the Agreement shall be stricken and replaced with the following:

“Term of Employment. Executive’s term of employment under this Agreement shall commence as of October 1, 2001 and, subject to the terms hereof, shall terminate on April 2, 2007 (“Termination Date”, and the period from October 1, 2001 until the Termination Date shall be the “Term”).

2.	Section 3.3 of the Agreement shall be amended by deleting the existing second sentence and by substituting the following:

“On such day of each of the Company’s 2004, 2005, 2006 and 2007 fiscal years that option grants are awarded generally to other employees of the Company (in each case so long as the Termination Date has not occurred), the Company shall award Executive an additional option to acquire 160,000 shares of Company Class A common stock on the date of grant; the other terms and conditions of such awards shall be governed by the terms of the Stock Plan and a stock option award agreement in a form substantially similar to that then used by the Company.”

3.	Section 4 of the Agreement will be stricken and replaced with the following:

“Retirement; Senior Executive Employment Agreement. Upon the Termination Date of this Agreement, the parties will execute the Senior Executive Employment Agreement attached hereto as Exhibit A, pursuant to which Executive shall provide advisory services to the Company.

4.

In consideration of Executive’s mutual agreement to accelerate the termination of the Agreement, and to allow the Company to implement this phase of its succession planning, the Company has agreed to make a lump sum payment to Executive in the amount of Seven hundred twenty-five thousand eight hundred dollars ($725,800) on the Termination Date, subject to all applicable legal deductions. The parties agree that Executive will not be entitled to any bonus for the 2007 fiscal year except for a prorated retirement bonus of $267,000 consistent with the Company’s bonus practice. The retirement bonus will be paid to the executive by the Company on the Termination Date.

5.	Executive agrees that upon the Company’s payment of the amount specified in Section 4 above, the Company’s will have no further obligations to Executive under the terms of the Agreement. The Company will be obligated to fulfill the terms of (i) the Senior Executive Employment Agreement and (ii) any outstanding restricted stock awards, stock options and performance shares (pursuant to the terms of the specific equity award agreements).

6.

Except as expressly provided in Sections 1, 2, 3 and 5 above, this Amendment does not modify or change any other terms of the Agreement, and such other terms and conditions shall remain unmodified by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Tyson Foods, Inc.	Greg Lee

/s/ Richard L. Bond	/s/ Greg Lee

EXHIBIT “A”

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS SENIOR EXECUTIVE EMPLOYMENT AGREEMENT dated April 3, 2007 (the "Effective Date") is by and between Tyson Foods, Inc., a corporation organized under the laws of Delaware (the "Company"), and Greg Lee ("Executive").

WITNESSETH:

WHEREAS, following Executive's retirement from full time employment with the Company and/or one of its subsidiaries, the Company wishes to retain Executive's services and access to Executive's experience and knowledge; and

WHEREAS, the Executive wishes to furnish advisory services to the Company upon the terms, provisions and conditions herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter contained, the parties hereby agree as follows:

1.	The term of this Agreement (the "Term") shall begin on the Effective Date and end ten (10) years thereafter.

2.	During the Term, Executive will, upon reasonable request, provide advisory services to the Company as follows:

(a)          Services hereunder shall be provided as an employee of the Company;

(b)          Executive may be required to devote up to twenty (20) hours per month to the Company;

(c)          Executive may perform advisory services hereunder at any location but may be required to be at the offices of the Company and/or it subsidiaries upon reasonable notice; and

(d)          Executive shall not be obligated to render services under this Agreement during any period when he is disabled due to illness or injury.

3.

Beginning the Effective Date, the Company shall (i) pay Executive each year for five (5) years the sum of $481,800 per year, and for the next five (5) years the sum of $240,900 per year, such sums to be payable as the parties may from time to time agree; (ii) provide Executive and his spouse with health insurance during the Term as generally available to Executive at the time of retirement from full time employment, and (iii) permit Executive to continue all options to purchase Company stock existing on the date of this Agreement. In addition, the Company shall continue to provide Executive with the following perquisites in accordance with the Company's policies:

(a)    Reimbursement for annual country club dues incurred by Executive during the Term consistent with the past practices of Executive at the Company;

(b)          Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile. The monthly lease payment or allowance for such automobile shall be consistent with past practices under Executive’s Amended and Restated Employment Agreement with the Company dated July 29, 2003;

(c)          Personal use of the Company-owned aircraft for up to one hundred (100) hours per year for the first five (5) years during the Term; provided, however, that Executive's personal use of the Company-owned aircraft shall not interfere with Company use of the Company-owned aircraft. The Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection with his personal use of the Company-owned aircraft; and

(d)          Reimbursement from the Company during the Term for reasonable costs incurred by Executive for tax and estate planning advice.

In the event of the Executive's death, the compensation, perquisites and benefits described above shall continue to be paid to the Executive's spouse for the duration of the Term. In the event of death by both Executive and his spouse, all benefits under this Agreement shall cease.

4.

In the event of Executive's death, the Company will, upon written notice given within sixty (60) days of death by Executive's designated beneficiary, if any, or otherwise by the administrator of Executive's estate, terminate all Executive owned options to purchase Company common stock, whether or not then currently vested, in exchange for payment equal to the aggregate spread between the strike price and the market value of such stock at the close of business on the next business day succeeding Executive's death.

5.

While this Agreement is in effect and thereafter, the Executive shall not divulge to anyone, except in the regular course of the Company's business, any confidential or proprietary information regarding the Company's records, plans or any other aspects of the Company's business which it considers confidential or proprietary; provided, an insubstantial or inadvertent disclosure by Executive causing no material harm to Company is not deemed a breach of this provision.

6.	This Agreement shall terminate in the event Executive accepts employment from anyone deemed by the Company to be a competitor.

7.

The right of the Executive or any other beneficiary under this Agreement to receive payments may not be assigned, pledged or encumbered, except by will or by the laws of descent and distribution, without the permission of the Company which it may withhold in its sole and absolute discretion.

8.

Except for the obligations under Section 13 of the Amended and Restated Employment Agreement dated July 29, 2003, as amended, between the Company and Executive, this Agreement represents the complete agreement between the Company and Executive concerning the subject matter hereof and supersedes all prior employment or benefit agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Executive and Company.

9.

It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

TYSON FOODS, INC.

By:
Title:

Greg Lee